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                                                                   Exhibit 10.14


                            AMENDMENT TO OFFICE LEASE

         This Amendment, dated December 6, 1996, is to a certain Office Lease made and entered into the 31st day of January, 1994, between 505 Center, L.P., as Landlord, and 505 Entertainment, Ltd., as Tenant.

         In consideration of the covenants and conditions contained in said Lease and this Amendment, the parties hereto do hereby agree as follows:

         1. To the extent the terms and conditions contained in this Amendment alter or conflict with those contained in said Lease, those contained herein shall be absolutely controlling.

         2.    Article 1 ( c ) shall be amended as follows:  "Permitted
               Use: Restaurant, nightclub, billiards, and related activity, including the sale of alcoholic beverages for on-site consumption."

         3. Article 4(b)(i) shall be amended to add the following to immediately follow the first sentence. "Provided, however, in no event shall management fees exceed three percent."

         4. Article 8(b) shall be deleted and the following shall be substituted, "Approval of Tenant Alterations. Tenant will not make or permit Alterations without Landlord's prior written consent. However, Landlord shall not unreasonably withhold its consent. Additionally, Landlord's consent shall not be required if the cost of alterations is less than $15,000.00."

         5. Article 8( c) shall be amended to delete the first sentence and substitute the following, " Alterations shall be performed by Tenant or such other person retained by Tenant. However, Tenant shall allow Landlord the opportunity to bid on any alteration to be performed."

         6. Article 10(b) shall be deleted and the following shall be substituted, " With any request for consent to an Assignment, Tenant will submit a copy of the Assignment to Landlord and notify Landlord of the proposed commencement date of the Assignment, the name of the proposed Assignee (accompanied by evidence of the nature, character, and financial condition of Assignee and its business), and all terms and conditions (including


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               rental) of or relating to the Assignment. Landlord shall notify
               Tenant, within thirty (30) days of Tenant's written request, of its approval or disapproval of such requested assignment. In the event Landlord grants its approval of the assignment, the current Tenant shall be relieved of all obligations under the Lease and such obligations shall become the responsibility of the Assignee."

         7.    Article 10(c) shall be deleted in its entirety.

         8.    Article 20 shall be deleted in its entirety.

         9. Article 22(a) shall be amended to add the following unnumbered paragraph: "In any of the aforesaid events, Landlord shall notify Tenant, in writing, of the alleged default. The notification shall be sent as herein provided, and evidenced by an appropriate receipt therefor. Upon receipt of said notice the Tenant shall have ten (10) days thereafter to cure non-payment of rent and twenty (20) days thereafter to cure any other alleged default pursuant to subsection (ii) or sixty (60) days as provided in subsection (iii). If, upon expiration of any of the above time periods, any of the above defaults are not cured or in the event any default pursuant to subsection (ii) is such that it is unable to be cured within twenty (20) days and Tenant has not started to cure the default, and/or is not diligently proceeding to cure, then and in that event, the Landlord may, at its option, terminate this Lease and/or reenter and repossess itself of the premises and remove all persons and parties therefrom with or without legal process, and of trespass, forcible entry or detainer or other tort; and the Landlord may, at its option, relet the premises or any part thereof for the balance of the lease term either on its own account or as agent for Tenant. In addition Landlord shall have the right to undertake such action at law or in equity for its benefit as may be permitted but in no event shall Landlord accelerate the rentals due hereunder nor shall Tenant be liable for consequential or punitive damages."

         10.    Article 22(iv) shall be deleted in its entirety

         11.    Article 25 shall be amended by adding the following sentence:
                "In the event there is a mortgage, deed of trust or similar debt agreement in which the Premises is the security, in whole or in part, the Landlord shall use its best efforts to obtain a non-disturbance agreement in recordable form whereby the secured party recognizes this Lease and Tenant's rights hereunder in


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                the event of any foreclosure and Tenant agrees to attorn
                to such mortgagee in furtherance thereof."

         12. Article 30(b) shall be amended to add the following, "All notices to Tenant shall be sent to Tenant in care of Chris Wetting, 224 E. Douglas, Suite 700, Wichita, Kansas 67202."

         13.    Delete Article 31(b), (c), (d), (e) and (f).

         14. Article 33 (c) shall be deleted and the following shall be substituted, "Landlord's Costs. Where Tenant is required to pay or reimburse Landlord for the costs of any item, the costs shall be the reasonable and customary charge established by Landlord from time to time, associated with the ownership and operation of the Building. Failure to pay any reimbursable cost shall be treated as a failure to pay rent."

         15. An Article shall be added to the Lease as follows, "Landlord warrants that it will not lease or sell space in the shopping center to a tenant with a similar, competing use. Such use shall be as defined in Article 1(c) hereof.

         16. Exhibit "B", Paragraph 10 shall be deleted in its entirety.

         17. Exhibit "B", Paragraph 18 shall be deleted and the following shall be substituted, "Any alterations or repairs that are the responsibility of the Tenant shall be performed by Tenant or such other person retained by Tenant. However, Tenant shall allow Landlord the opportunity to bid on any alteration or repair of the Premises."

         18. Exhibit "D" Paragraph 1 shall be deleted and the following shall be substituted, "At all times during the initial term of this Lease and conditioned upon this Lease being in full force and effect and there being no Event of Default by Tenant under this Lease, Tenant is permitted access to the reasonable and non-exclusive use of the surface parking area attached to the Building for the parking of a minimum of ___ vehicles for unassigned parking spaces."

         19. Exhibit "D" Paragraph 7 shall be deleted and the following substituted, "Landlord may change the size of the parking area, however, such area shall not be reduced so as to cause Tenant to be in violation of any existing governmental regulations and in no event shall Tenant have access to less than a ___ parking spaces.


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         20.    Exhibit "F" The following paragraph shall be added:
                "Commencing at the beginning of the second option term, the rental rate shall be adjusted to the market rate. However, in no event shall the rental rate increase more than 12% over the rental rate in the prior option term."

         This Amendment may be executed in counterparts and any signature on a copy of the Amendment sent by facsimile shall be binding upon transmission by fax and the fax copy can be utilized for the purposes of this Amendment.


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